Exhibit 99.1

Summary Description of the Alphatec Holdings, Inc. 2008 Bonus Plan

Under the Alphatec Holdings, Inc. (the “Company”) 2008 Bonus Plan (the “2008 Plan”), each of the executive officers listed below, based on the recommendation of the President and Chief Executive Officer of the Company and approval by the Compensation Committee of the board of directors (the “Board”), is eligible for cash bonuses after its 2008 fiscal year end as further described below. One of the executives listed below, Stephen Lubischer, the Company’s Vice President, Sales, is also eligible for cash bonuses during the 2008 fiscal year. The target cash bonuses will be determined according to a formula expressed as percentages of the respective executive officer’s base salary.

Except with respect to Mr. Lubischer, each executive officer is eligible to receive a cash bonus based on the following goals: (1) the combined achievement of revenue and EBITDA goals, which comprises 75% of the potential award; and (2) the achievement of individual goals, which comprises 25% of the potential award. The specific revenue, EBITDA and individual goals have been determined by the Compensation Committee of the Board.

Mr. Lubischer is eligible to receive quarterly cash bonuses based on the achievement of quarterly revenue goals. In addition, Mr. Lubischer is eligible to receive an annual cash bonus that is based on the achievement of annual revenue goals (collectively, the “Lubischer Revenue Awards”). Collectively, the Lubischer Revenue Awards represent 75% of the target bonus payable to Mr. Lubischer in 2008. In addition, 25% of Mr. Lubischer’s bonus is based on the combined achievement of revenue and EBITDA goals. The specific revenue and EBITDA goals have been determined by the Compensation Committee of the Board.

For all executives, with respect to the bonuses that are related to the financial performance of the Company, the Company must first achieve a threshold of financial performance that has been established by the Compensation Committee of the Board, before an eligible executive officer may receive any cash bonuses under the 2008 Plan. In addition, an eligible executive officer must be employed by the Company at the time the payment is made in order to receive any bonus payment.